Exhibit 5(b) and 8

June 15, 2012

NextEra Energy, Inc. NextEra Energy Capital Holdings, Inc. 700 Universe Boulevard Juno Beach, Florida 33408
Ladies and Gentlemen:
We have acted as counsel to NextEra Energy, Inc., a Florida corporation (formerly known as FPL Group, Inc., “NEE”), and NextEra Energy Capital Holdings, Inc., a Florida corporation (formerly known as FPL Group Capital Inc, “NEE Capital”), in connection with the authorization, issuance and sale by NEE Capital of $350,000,000 aggregate principal amount of Series H Junior Subordinated Debentures due June 15, 2072 (the “Subordinated Debentures”), issued under the Indenture (For Unsecured Subordinated Debt Securities), dated as of September 1, 2006 (the “Subordinated Indenture”), among NEE Capital, as issuer, NEE, as guarantor, and The Bank of New York Mellon (formerly known as The Bank of New York), as Subordinated Trustee (the “Subordinated Trustee”), which Subordinated Debentures are unconditionally and irrevocably guaranteed on a subordinated basis (the “Subordinated Guarantee”) by NEE, as guarantor, pursuant to and in accordance with the terms of the guarantee of NEE endorsed on the Subordinated Debentures.
We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333‑160987, 333‑160987‑01, 333‑160987‑02, 333‑160987‑03, 333‑160987‑04, 333‑160987‑05, 333‑160987‑06, 333‑160987‑07 and 333‑160987‑08 (the “Registration Statement”), which Registration Statement was filed jointly by NEE, NEE Capital, Florida Power & Light Company, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated August 3, 2009 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated June 12, 2012 (the “Prospectus Supplement”) relating to the Subordinated Debentures, both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (3) the Subordinated Indenture; (4) the corporate proceedings of NEE Capital with respect to the Registration Statement, the Subordinated Indenture and the Subordinated

Debentures; (5) the corporate proceedings of NEE with respect to the Registration Statement and the Subordinated Guarantee endorsed on the Subordinated Debentures; and (6) such other corporate records, certificates and other documents (including a receipt executed on behalf of NEE Capital acknowledging receipt of the purchase price for the Subordinated Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.
Based on the foregoing, we are of the opinion that the Subordinated Debentures and the Subordinated Guarantee, as it relates to the Subordinated Debentures, are legally issued, valid, and binding obligations of NEE Capital and NEE, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.
Our opinions as to United States federal income tax matters are as set forth in the Prospectus Supplement under the caption “Material United States Federal Income Tax Consequences”, subject to the qualifications set forth therein.
In rendering the foregoing opinion, we have assumed that the certificates representing the Subordinated Debentures conform to specimens examined by us and that the Subordinated Debentures have been duly authenticated, in accordance with the Subordinated Indenture, by the Subordinated Trustee under the Subordinated Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the reference to us in the Base Prospectus and Prospectus Supplement under the captions “Legal Opinions” and “Material United States Federal Income Tax Consequences” and to the filing of this opinion as an exhibit to a Current Report on Form 8‑K to be filed by NEE on or about June 15, 2012, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion is limited to the laws of the States of New York and Florida and the federal laws of the United States insofar as they bear on matters covered hereby. As to all matters of Florida law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Squire Sanders (US) LLP, West Palm Beach, Florida. As to all matters of New York law, Squire Sanders (US) LLP is hereby authorized to rely upon this opinion as though it were rendered to Squire Sanders (US) LLP.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP